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                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 14, 1997
                           FOR THE ALLIED GROUP, INC.
                    ALLIED LIFE EMPLOYEE STOCK PURCHASE PLAN

The prospectus dated February 11, 1997 (the "Prospectus") for the ALLIED Group, Inc. ALLIED Life Employee Stock Purchase Plan (the "Plan") is supplemented to reflect the information set forth below. You should keep this Prospectus Supplement with the Prospectus.

3-FOR-2 STOCK SPLIT

The Company effected a 3-for-2 stock split on November 14, 1997, which increased the number of shares remaining to be issued under the Plan from 370,167 to 555,251.